Exhibit 10.2

SENIOR ADVISOR TO THE BOARD OF DIRECTORS AGREEMENT

This Sr. Advisor to the Board of Directors Agreement (“Agreement”) is entered into as of March 28, 2013 (the “Effective Date”) by and between KYTHERA Biopharmaceuticals, Inc. (the “Company”) and Patricia Walker, MD, PhD (“Sr. Advisor”).  The Company desires to retain Sr. Advisor as an independent contractor to perform consulting services for the Company, and Sr. Advisor is willing to perform such services, on the terms described below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.     Services and Compensation; Sr. Advisor agrees to perform for the Company the services described in Exhibit A (the “Services”), herein incorporated by reference, and the Company agrees to pay Sr. Advisor the compensation described in Exhibit A for Sr. Advisor’s performance of the Services.

2.     Confidentiality.

A.    Definition.  “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, clinical data, product plans or other information regarding the Company’s research and development, products or services and markets therefore, customer lists and customers, developments, inventions, processes, formulas, compounds, technology, designs, marketing, finances or other business information.  Confidential Information does not include information that (i) is known to Sr. Advisor at the time of disclosure to Sr. Advisor by the Company as evidenced by written records of Sr. Advisor, (ii) has become publicly known and made generally available through no wrongful act of Sr. Advisor, or (iii) has been rightfully received by Sr. Advisor from a third party who is authorized to make such disclosure.  Notwithstanding the foregoing, all Confidential Information developed by or for Sr. Advisor and assigned to Company in connection with this Agreement shall be deemed Confidential Information of the Company and exception (i) above will not be applicable thereto.

B.    Nonuse and Nondisclosure.  Sr. Advisor will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party.  Sr. Advisor agrees that all Confidential Information will remain the sole property of the Company.  Sr. Advisor also agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of such Confidential Information, including, but not limited to, having each of Sr. Advisor’s employees, agents and contractors, if any, with access to any Confidential Information, execute (prior to gaining access) an agreement requiring such employee, agent or contractor, as the case may be, to comply with and be bound by Sr. Advisor’s obligations set forth in Sections 2, 3, 4 and 9 of this Agreement (Sr. Advisor will provide the Company with a copy of each such agreement).

C.    Former Client Confidential Information.  Sr. Advisor agrees that Sr. Advisor will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Sr. Advisor or other person or entity with which Sr. Advisor has an agreement or duty to keep in confidence information acquired by Sr. Advisor, if any.  Sr. Advisor also agrees that Sr. Advisor will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D.    Third Party Confidential Information.  Sr. Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Sr. Advisor agrees that, during the term of this Agreement and thereafter, Sr. Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

Sr. Advisor acknowledges that Company is actively seeking technology from third parties, and contemplates that Sr. Advisor’s services will be requested with respect to third party information. From time to time, Company may request that Sr. Advisor execute additional confidentiality provisions or agreements required by these third parties. Sr. Advisor shall not unreasonably refuse to execute such additional confidentiality provisions.

E.    Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, Sr. Advisor will deliver to the Company all of the Company’s property and any Confidential Information that Sr. Advisor may have in Sr. Advisor’s possession or control (including without limitation any such property or Confidential Information in the possession or control of any of Sr. Advisor’s employees, agents or consultants).  In the event any of Sr. Advisor’s employees, agents or contractors are terminated, Sr. Advisor will recover any Company property or Confidential Information in the possession or control of such individual or entity.

3.     Ownership.

A.    Assignment.  Sr. Advisor agrees that all material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, compositions, and trade secrets, processes, methods and/or techniques conceived, discovered, developed or reduced to practice by Sr. Advisor, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the Business of the Company (for purposes herein, the Business of the Company is defined as all activities required for, or related to, the licensing, development and commercialization of prescription products for aesthetic and medical dermatology) that Sr. Advisor may be directed to undertake, investigate or experiment with or that Sr. Advisor may become associated with in work, investigation or experimentation in the Company’s line of business in the course of performing the Services hereunder (collectively, “Inventions”), are the sole property of the Company. Sr. Advisor also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, or other intellectual property rights relating to all Inventions.

B.    Further Assurances.  Sr. Advisor agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents,  or other intellectual property rights relating to all Inventions.  Sr. Advisor also agrees that Sr. Advisor’s obligation to execute or cause to be executed any such instrument or papers will continue after the termination of this Agreement.  It is understood and agreed that the Company, or its designee, shall have the sole right, but not the obligation, to file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.

(i) No Company obligation to protect or commercialize Sr. Advisor information. Sr. Advisor agrees that Company is not obligated to commercialize any subject matter, including any information generated by Sr. Advisor and set forth in any intellectual property pursuant to this agreement. Sr. Advisor acknowledges that the Company, may or may not, in its sole discretion, take steps to protect intellectual property encompassing any information generated by Sr. Advisor, and is in no way obligated to commercialize such inventions or intellectual property.

(ii) Sr. Advisor Cooperation with Judicial or Regulatory Authorities. To the extent that Sr. Advisor, or anyone under Sr. Advisor’s control, generates any information which Company, in its sole discretion, deems appropriate to submit to any judicial or regulatory authority, including the US Food and Drug Administration, the US Securities and Exchange Administration, or any other authority in any other jurisdiction, Sr. Advisor acknowledges that Company owns such information ab initio, and Sr. Advisor agrees to use best efforts to assist Company in all dealings with such judicial or regulatory authority. If Sr. Advisor receives a subpoena or other judicial or administrative demand for information, Sr. Advisor agrees to immediately, within 24 hours of receipt, notify Company, and cooperate fully with Company in responding to such demand for information prior to disclosing such information, which may include Confidential Information, to the demanding authority.

(iii) Sr. Advisor Compliance with Disclosure Requirements. Sr. Advisor also agrees to obey all disclosure requirements of any regulatory authority, including requirements that scientific or clinical investigators disclose all direct or indirect financial or other compensation received on behalf of Company or any third party in connection with the regulatory information.

C. Pre-Existing Materials.  Subject to Section 3.A, Sr. Advisor agrees that if, in the course of performing the Services, Sr. Advisor incorporates into any Invention developed under this Agreement any invention, improvement, development, concept, discovery or other proprietary information owned by Sr. Advisor or in which Sr. Advisor has an interest, (i) Sr. Advisor will inform Company, in writing before incorporating any such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such item as part of or in connection with such Invention. Sr. Advisor will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

D.    Attorney-in-Fact.  Sr. Advisor agrees that, if the Company is unable because of Sr. Advisor’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Sr. Advisor’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Sr. Advisor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Sr. Advisor’s agent and attorney-in-fact, to act for and on Sr. Advisor’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright or other legal documents required by any judicial or regulatory authority, with the same legal force and effect as if executed by Sr. Advisor.

4.     Conflicting Obligations.

Sr. Advisor certifies that Sr. Advisor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Sr. Advisor from rendering the Services, and otherwise complying with the provisions of this Agreement.  Sr. Advisor will not enter into any such conflicting agreement during the term of this Agreement.

In addition, and without limitation of the foregoing, the Company recognizes that Sr. Advisor may also provide consultation to various clients, including those involved in the development and commercialization of dermatology/aesthetics products, in areas of interest, or potential interest, to the Company (e.g. dermatology, aesthetics, etc.).  Notwithstanding the foregoing, during the term of this Agreement with the Company Sr. Advisor agrees:

a) not to consult on any fat reduction technology (including injectables or devices) on the market, or in research or development,

b) not to consult, on any matter, with companies involved in fat reduction, including, but not limited to, Lithera, Zeltiq, Ulthera and Zerona (or their successors, licenses or assigns),

c) not to consult on matters related to fat reduction technologies with investors that are assessing, or hold investments, in companies pursuing fat reduction, and

d) not to discuss any matters related to the Company with any current or potential institutional investors, analysts or investment bankers, or consulting firms working for those entities directly or indirectly, nor make any comment, private or public, regarding the Company’s past, current or future business plans, business interests, clinical trials, product development, regulatory interactions, or other matters — even if those matters are in the public domain after disclosure by the Company, and

e) not to engage in any consulting activity that poses a conflict of interest with the Company. If any such conflict should arise, Sr. Advisor agrees that she will notify the Company of such conflict and plans to resolve it.

Sr. Advisor will be asked to certify on monthly invoices that, to the best of Sr. Advisor’s knowledge, her work outside the Company poses no conflict of interest to the Company.  As new projects are initiated within the Company, potential for conflict of interest will be mutually assessed to enable these certifications.

5.     Reports.  Sr. Advisor also agrees that Sr. Advisor will, from time to time during the term of this Agreement, keep the Company advised as to Sr. Advisor’s progress in performing the Services under this Agreement.

6.     Term and Termination.

A.    Term.  The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) 12 months after the Effective Date, or (ii) termination as provided in Section 6.B.

B.    Termination.  Either party may terminate this Agreement upon giving the other party 30 days’ prior written notice of such termination pursuant to Section 11.E of this Agreement.   The Company may terminate this Agreement immediately and without prior notice if Sr. Advisor is in breach of any material provision of this Agreement, or if Sr. Advisor revokes its acceptance of the Separation Agreement and Release between Sr. Advisor and Company dated, March 27, 2013 (the “Release”).

C.    Survival.  Upon such termination, all rights and duties of the Company and Sr. Advisor toward each other will cease except:

(i)    The Company will pay, within 30 days after the effective date of termination, all amounts owing to Sr. Advisor for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s standard policies; and

(ii)   Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation), Section 10 (Arbitration and Equitable Relief) and Section 11 (Miscellaneous) will survive termination of this Agreement. Sr. Advisor acknowledges continuing obligations toward third party regulatory and judicial authorities, in conjunction with Company, and disclosure obligations, as set forth under section 3(B)(ii) and (iii) above.

7.     Independent Contractor; Benefits.

A.    Independent Contractor.  It is the express intention of the Company and Sr. Advisor that Sr. Advisor perform the Services as an independent contractor to the Company.  Nothing in this Agreement will in any way be construed to constitute Sr. Advisor as an agent, employee or representative of the Company.  Without limiting the generality of the foregoing, Sr. Advisor is not authorized to bind the Company to any liability or obligation or to represent that Sr. Advisor has any such authority.  Sr. Advisor acknowledges and agrees that Sr. Advisor is obligated to report as income all compensation received by Sr. Advisor pursuant to this Agreement.  Sr. Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.    Benefits.  Except as specifically agreed to in this Agreement, or otherwise in writing and signed by an authorized signatory of the Company, the Company and Sr. Advisor agree that Sr. Advisor will receive no Company-sponsored benefits from the Company.  If Sr. Advisor is reclassified by a state or federal agency or court as Company’s employee, Sr. Advisor will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Sr. Advisor would otherwise be eligible for such benefits.

8.     Indemnification.  Sr. Advisor agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Sr. Advisor or Sr. Advisor’s employees, agents or consultants, (ii) a determination by a court or agency that the Sr. Advisor is not an independent contractor, (iii) any breach by the Sr. Advisor or Sr. Advisor’s employees, agents or consultants of any of the covenants contained in this Agreement, (iv) any failure of Sr. Advisor to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Sr. Advisor under this Agreement.

9.     Nonsolicitation.  From the date of this Agreement until 12 months after the termination of this Agreement, Sr. Advisor will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company.

10. Arbitration and Equitable Relief.

A.    Arbitration.  Sr. Advisor agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Sr. Advisor’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  SR. ADVISOR AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.  Sr. Advisor understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Sr. Advisor.

B.    Procedure.   Sr. Advisor agrees that any arbitration will be administered by the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  Sr. Advisor agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Sr. Advisor agrees that the arbitrator will issue a written decision on the merits.  Sr. Advisor also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Sr. Advisor understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Sr. Advisor shall pay the first $200.00 of any filing fees associated with any arbitration Sr. Advisor initiates.  Sr. Advisor agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

C.    Remedy.  Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Sr. Advisor.  Accordingly, except as provided for by the Rules, neither the Company nor Sr. Advisor will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D.    Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Sr. Advisor agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), 3 (Ownership) or 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  In the event either the Company or Sr. Advisor seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

E.    Administrative Relief.  Sr. Advisor understands that this Agreement does not prohibit Sr. Advisor from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Sr. Advisor from pursuing court action regarding any such claim.

F.     Voluntary Nature of Agreement.  Sr. Advisor acknowledges and agrees that Sr. Advisor is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Sr. Advisor further acknowledges and agrees that Sr. Advisor has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Sr. Advisor is waiving its right to a jury trial.  Finally, Sr. Advisor agrees that Sr. Advisor has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

11.  Miscellaneous.

A.    Governing Law.  This Agreement will be governed by, and construed and interpreted under, the laws of California without regard to California’s conflicts of law principles.

B.    Assignability.  Except as otherwise provided in this Agreement, Sr. Advisor may not sell, assign, sub-contract or otherwise delegate any rights or obligations under this Agreement.

C.    Entire Agreement; Amendment and Waiver.  This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements between the parties regarding the subject matter of this Agreement.  This Agreement may not be altered, amended or modified in any manner except by a writing signed by both parties.  Waiver of any term or provision of this Agreement shall not be effective unless signed by the party to the bound, and shall not constitute a waiver as to any subsequent breach or failure of the same term of provision of this Agreement.

D.    Headings.  Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

E.    Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party will be in writing and will be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice.  If by mail, delivery will be deemed effective 3 business days after mailing in accordance with this Section 10.E.

(1)   If to the Company, to:

27200 West Agoura Road

Suite 200

Calabasas, CA 91301

Attention: Keith Leonard

Telephone:        1-818-587.4510

Facsimile:          1-818-587.4591

(2)   If to Sr. Advisor, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Sr. Advisor provided by Sr. Advisor to the Company.

F.     Severability.  If any provision of this Agreement is found to be illegal or unenforceable, the other provisions will remain effective and enforceable to the greatest extent permitted by law, provided the effect thereof does not materially change the economic benefit of this Agreement to either the Company or Sr. Advisor.

G.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

12. Change of Control.  In the event this Agreement is terminated by a successor to Company after a Change of Control (as defined below), then subject to Sr. Advisor providing a release of claims (the “Release”) to the successor (in a form reasonably proposed by successor and similar to the Separation Agreement and Release attached to Sr. Advisor’s Amended and Restated Employment Agreement dated April 2, 2012), that becomes effective and irrevocable within thirty (30) days after termination of this Agreement by successor after a Change of Control, Sr. Advisor will: (a) receive a lump sum payment equal to any unpaid Retainer ($156,000 less Retainer amounts already paid to Sr. Advisor under this Agreement) within ten (10) business days after the Release becomes effective and irrevocable, and (b) be entitled to the vesting and, if applicable, exercisability of each outstanding option listed on Exhibit B, and such options (and only such options) will fully accelerate as of the date of such termination.  In no event will these change of control payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

For the purposes of this Section 12, “Change of Control” will mean the occurrence of any of the following events:

(i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)           The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)          The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

IN WITNESS WHEREOF, the parties hereto have executed this Sr. Advisor to the Board of Directors Agreement as of the date first written above.

SR. ADVISOR		KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Patricia S. Walker	By:	/s/ Keith Klein

Name:	Patricia S. Walker	Name:	Keith Klein
General Counsel

EXHIBIT A

Services:  Sr. Advisor shall make herself available to provide services for the “Retained Time” (as set forth in the schedule below), and to actually provide such services (during the Retained Time and for such additional time as the parties may reasonably agree at the hourly rate set forth in the schedule below) as assigned by the CEO, CMO and/or Lead Director, in a timely manner, in support of  (i) development of various company clin/reg programs, and (ii) smooth transition and knowledge transfer to the new CMO.  Specifically, and without limitation of the foregoing, Sr. Advisor will be available for advice and review, on an as requested basis, for key reports or strategy points, for example:

•                                                         Review of various study reports

•                                                         Review of PRO dossier and anchor-base response analysis

•                                                         Review of Bayer PRO dossier and MAA section drafts

•                                                         Review of Bayer pre-SA briefing document

•                                                         Review of pre-NDA meeting briefing document

•                                                         Consultation on US Phase III data interpretation

•                                                         NDA document review

•                                                         Consultation and review of Draft Labeling

•                                                         Consultation of Panel preparation and briefing document

•                                                         Consultation and review on various in-license opportunities

•                                                         Consultation on vendor selection or issue resolution

•                                                         Consultation on ad hoc issues as they may arise

•                                                         Participation on FDA calls

In addition, Sr. Advisor will be listed on the Company’s web page as a Senior Advisor to the Board of Directors.

Sr. Advisor’s time commitment and compensation will be in accordance with the schedule below

Compensation:  As full remuneration for provision of the Services contemplated herein, Sr. Advisor shall receive payment as follows:

Time Period	Retained Time	Cash Compensation	Stock Vesting
For the period of: 28 Mar, 2013 through 27 Mar, 2014	28 hours per month	$13,000 per month (the “Retainer”), plus $520 per hour in excess of 28 hours per month, on projects as requested by KYTHERA

Vesting of 2,000 options per month for the first 6 months and 1,000 options per month as detailed in Exhibit B

Sr. Advisor will not be entitled to continued vesting of any other Stock Option Grants except the above.

Bonus on 2013 Earnings as an Employee: Sr. Advisor will receive an upfront cash payment within ten (10) business days after the Effective Date of the Release, equal to 30% of cash earned as an employee in 2013 in the amount of $26,646.67.

Health Benefits:  If this Agreement has not been terminated prior to September 27, 2013, and Sr. Advisor is not covered by a similar health plan by Sr. Advisor’s new employer, Sr. Advisor will be eligible to be reimbursed for six months (September 28, 2013 through March 27, 2014) of COBRA premiums for Sr. Advisor and her dependents.  COBRA reimbursements will be made by the Company to Sr. Advisor consistent with the Company’s normal expense reimbursement policy.  Sr. Advisor is obligated to notify the Company within five (5) business days of the date Sr. Advisor and her covered dependents are covered by similar plans of Sr. Advisor’s new employer.

Expenses:  The Company will reimburse Sr. Advisor for all reasonable out of pocket expenses, including travel, airfare, lodging, and meals, incurred by Sr. Advisor for work requested by the Company and actually performed, upon receipt of an acceptable expense reimbursement request per Company expense policies.

Invoices: Sr. Advisor will provide a monthly invoice with a time sheet indicating retained time and the amount of hours actually worked in the month with notations describing services rendered along with the certifications required per Section 4.

EXHIBIT B

Vesting Date	Options Vested	Grant #

27 Apr 2013	2,000	016a-2010
27 May 2013	2,000	016a-2010
27 Jun 2013	199 & 1,801	016a-2010 & 016b-2010
27 Jul 2013	2,000	016b-2010
27 Aug 2013	2,000	016b-2010
27 Sept 2013	1,289 & 711	016b-2010 & 001a-2012
27 Oct 2013	1,000	001a-2012
27 Nov 2013	1,000	001a-2012
27 Dec 2013	1,000	001a-2012
27 Jan 2014	1,000	001a-2012
27 Feb 2014	1,000	001a-2012
27 Mar 2014	1,000	001a-2012